Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TrustCo Bank Corp NY:

We consent to incorporation by reference in the registration statement on Form S-8 of TrustCo Bank Corp NY and subsidiaries (the Company) of our report dated March 1, 2011, with respect to the consolidated financial statements of TrustCo Bank Corp NY and subsidiaries and the effectiveness of internal control over financial reporting which report is included in the Annual Report on Form 10-K of TrustCo Bank Corp NY for the year ended December 31, 2010

/s/Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
July 26, 2011